Exhibit 99.1

News Release	One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.amgen.com

AMGEN REPORTS FIRST QUARTER 2026 FINANCIAL RESULTS

THOUSAND OAKS, Calif. (Apr. 30, 2026) - Amgen (NASDAQ:AMGN) today announced financial results for the first quarter of 2026.

"Our first quarter results demonstrate the strength of our business, with 16 brands achieving double-digit growth, enabling us to grow through expected patent expirations and increased competition. With a new wave of molecules progressing in Phase 3 clinical development, we're confident in our ability to deliver attractive long-term growth," said Robert A. Bradway, chairman and chief executive officer.

Key results include:
•For the first quarter, total revenues increased 6% to $8.6 billion in comparison to the first quarter of 2025.
◦Product sales grew 4%, driven by 9% volume growth, partially offset by 2% lower net selling price and 2% from lower inventory levels.
◦Sixteen products delivered at least double-digit sales growth in the first quarter.
◦Seventeen products annualizing at more than $1 billion based on first quarter sales.
•GAAP earnings per share (EPS) increased 4% from $3.20 to $3.34 for the first quarter, driven by higher operating income, partially offset by net unrealized losses on equity investments in the current-year period compared to net unrealized gains in the prior-year period.
◦For the first quarter, GAAP operating income increased from $1.2 billion to $2.7 billion, and GAAP operating margin increased 17.4 percentage points to 32.4%.
•Non-GAAP EPS increased 5% from $4.90 to $5.15 for the first quarter, driven by higher revenues, partially offset by higher operating expenses.
◦For the first quarter, non-GAAP operating income increased from $3.6 billion to $3.7 billion, and non-GAAP operating margin decreased 0.4 percentage points to 45.3%.
•The Company generated $1.5 billion of free cash flow for the first quarter of 2026 versus $1.0 billion for the first quarter of 2025, driven by business performance and timing of working capital, partially offset by higher capital expenditures.
References in this release to “non-GAAP” measures, measures presented “on a non-GAAP basis,” and “free cash flow” (computed by subtracting capital expenditures from operating cash flow) refer to non-GAAP financial measures. Adjustments to the most directly comparable GAAP financial measures and other items are presented on the attached reconciliations. Refer to Non-GAAP Financial Measures below for further discussion.

AMGEN REPORTS FIRST QUARTER 2026 FINANCIAL RESULTS

Product Sales Performance

General Medicine

•Repatha® (evolocumab) sales increased 34% year-over-year to $876 million in the first quarter, driven by 35% volume growth and 8% favorable changes to estimated sales deductions, partially offset by 7% lower net selling price.

•EVENITY® (romosozumab-aqqg) sales increased 27% year-over-year to $562 million in the first quarter, driven by volume growth.

•Prolia® (denosumab) sales decreased 34% year-over-year to $727 million in the first quarter, primarily driven by 17% lower volume, 10% lower net selling price, and 4% from lower inventory levels. For 2026, we continue to expect accelerated sales erosion driven by increased competition, as multiple biosimilars have launched globally.

Rare Disease

•TEPEZZA® (teprotumumab-trbw) sales increased 29% year-over-year to $490 million in the first quarter, driven by a 22% impact from higher inventory levels and higher net selling price.

•KRYSTEXXA® (pegloticase) sales increased 8% year-over-year to $255 million in the first quarter, primarily driven by 20% higher net selling price, partially offset by 8% from lower inventory levels and unfavorable changes to estimated sales deductions.

•UPLIZNA® (inebilizumab-cdon) sales increased 188% year-over-year to $262 million in the first quarter, primarily driven by volume growth.

•TAVNEOS® (avacopan) sales increased 32% year-over-year to $119 million in the first quarter, driven by 55% volume growth, partially offset by 15% from lower inventory levels.

Inflammation

•TEZSPIRE® (tezepelumab-ekko) sales increased 20% year-over-year to $343 million in the first quarter, driven by 32% volume growth, partially offset by 8% from lower inventory levels.

•Otezla® (apremilast) sales decreased 1% year-over-year to $431 million in the first quarter, as 8% lower net selling price and 2% lower volume were offset by favorable changes to estimated sales deductions.

•Enbrel® (etanercept) sales decreased 37% year-over-year to $320 million in the first quarter, primarily driven by unfavorable changes to estimated sales deductions of 18% and 15% lower net selling price. The decline in net selling price reflects the impact of U.S. Medicare Part D price setting under the Inflation Reduction Act, effective January 1, 2026, as well as an increased 340B Program mix.

•AMJEVITA® (adalimumab-atto)/AMGEVITA™ (adalimumab) sales increased 27% year-over-year to $173 million in the first quarter, primarily driven by 18% higher net selling price and 8% favorable foreign exchange impact.

AMGEN REPORTS FIRST QUARTER 2026 FINANCIAL RESULTS

•PAVBLU® (aflibercept-ayyh) generated $280 million in the first quarter. Sales increased 9% quarter-over-quarter, driven by 16% volume growth, partially offset by 9% from lower inventory levels.

Oncology

•BLINCYTO® (blinatumomab) sales increased 12% year-over-year to $415 million in the first quarter, driven by 19% volume growth, partially offset by unfavorable changes to estimated sales deductions.

•IMDELLTRA® (tarlatamab-dlle)/IMDYLLTRA™ (tarlatamab) sales increased 219% year-over-year to $258 million in the first quarter, driven by volume growth.

•Vectibix® (panitumumab) sales increased 7% year-over-year to $287 million in the first quarter, driven by 11% volume growth, partially offset by lower inventory levels.

•KYPROLIS® (carfilzomib) sales increased 2% year-over-year to $330 million in the first quarter, primarily driven by higher net selling price.

•LUMAKRAS®/LUMYKRAS™ (sotorasib) sales increased 11% year-over-year to $94 million in the first quarter, driven by volume growth.

•Nplate® (romiplostim) sales increased 32% year-over-year to $412 million in the first quarter. Excluding the U.S. government order of $60 million in the first quarter of 2026, Nplate sales increased 12%, driven by 8% volume growth and higher net selling price.

•XGEVA® (denosumab) sales decreased 27% year-over-year to $411 million in the first quarter, driven by 19% lower volume and lower net selling price. For 2026, we continue to expect accelerated sales erosion driven by increased competition, as multiple biosimilars have launched globally.

•MVASI® (bevacizumab-awwb) sales decreased 16% year-over-year to $150 million in the first quarter, driven by 8% lower net selling price and 7% unfavorable changes to estimated sales deductions.

Established Products

•Our established products, which consist of Aranesp® (darbepoetin alfa), Neulasta® (pegfilgrastim), and Parsabiv® (etelcalcetide), generated $563 million of sales in the first quarter. Sales increased 1% year-over-year, driven by 10% higher net selling price, partially offset by 4% lower volume and 4% unfavorable changes to estimated sales deductions.

AMGEN REPORTS FIRST QUARTER 2026 FINANCIAL RESULTS

Product Sales Detail by Product and Geographic Region

$Millions, except percentages	Q1 ’26			Q1 ’25	YOY Δ
	U.S.	ROW	TOTAL	TOTAL	TOTAL
Repatha®	$465	$411	$876	$656	34%
EVENITY®	431	131	562	442	27%
Prolia®	461	266	727	1,099	(34%)
TEPEZZA®	424	66	490	381	29%
KRYSTEXXA®	255	—	255	236	8%
UPLIZNA®	246	16	262	91	*
TAVNEOS®	114	5	119	90	32%
Ultra-Rare products(1)	96	2	98	179	(45%)
TEZSPIRE®	343	—	343	285	20%
Otezla®	352	79	431	437	(1%)
Enbrel®	314	6	320	510	(37%)
AMJEVITA®/AMGEVITA™	41	132	173	136	27%
PAVBLU®	276	4	280	99	*
WEZLANA®/WEZENLA™	4	43	47	150	(69%)
BLINCYTO®	221	194	415	370	12%
IMDELLTRA®/IMDYLLTRA™	188	70	258	81	*
Vectibix®	136	151	287	267	7%
KYPROLIS®	218	112	330	324	2%
LUMAKRAS®/LUMYKRAS™	49	45	94	85	11%
Nplate®	283	129	412	313	32%
XGEVA®	228	183	411	566	(27%)
MVASI®	96	54	150	179	(16%)
Aranesp®	77	234	311	340	(9%)
Neulasta®	149	16	165	129	28%
Parsabiv®	43	44	87	88	(1%)
Other products(2)	263	52	315	340	(7%)
Total product sales	$5,773	$2,445	$8,218	$7,873	4%

* Change in excess of 100%
(1) Ultra-Rare products consist of PROCYSBI®, RAVICTI®, ACTIMMUNE®, BUPHENYL® and QUINSAIR® .
(2) Other products consist of Aimovig®, KANJINTI®, AVSOLA®, BKEMV®/BEKEMV™, RIABNI®, EPOGEN®, NEUPOGEN®, IMLYGIC®, Sensipar®/Mimpara™, RAYOS®, DUEXIS®, Corlanor®, and PENNSAID®. Biosimilars total $185 million in Q1 ’26 and $171 million in Q1 ’25. Rare Disease total ($3) million in Q1 ’26 and ($1) million in Q1 ’25.

AMGEN REPORTS FIRST QUARTER 2026 FINANCIAL RESULTS

Operating Expense, Operating Margin and Tax Rate Analysis
On a GAAP basis:
•Total Operating Expenses decreased 15% year-over-year for the first quarter. Cost of Sales as a percentage of product sales decreased 4.3 percentage points, driven by lower amortization expense from acquisition-related assets, partially offset by higher profit share and royalty expense and changes in our sales mix. Research & Development (R&D) expenses increased 16% driven by higher spend in Later-Stage Clinical Programs, including those related to MariTide. Selling, General & Administrative (SG&A) expenses decreased 5% driven by lower general and administrative expenses, partially offset by higher commercial product-related expenses. Other operating income for the first quarter included litigation settlements.
•Operating Margin as a percentage of product sales increased 17.4 percentage points to 32.4%.
•Tax Rate increased 0.4 percentage points for the first quarter primarily driven by the change in earnings mix, including lower amortization expense from acquisition-related assets, partially offset by the net unrealized losses on our equity investments in the current-year period compared to net unrealized gains in the prior-year period.
On a non-GAAP basis:
•Total Operating Expenses increased 8% year-over-year for the first quarter. Cost of Sales as a percentage of product sales increased 1.5 percentage points, driven by higher profit share and royalty expense and changes in our sales mix. R&D expenses increased 16% driven by higher spend in Later-Stage Clinical Programs, including those related to MariTide. SG&A expenses decreased 4% driven by lower general and administrative expenses, partially offset by higher commercial product-related expenses.
•Operating Margin as a percentage of product sales decreased 0.4 percentage points for the first quarter to 45.3%.
•Tax Rate decreased 1.0 percentage points for the first quarter primarily driven by net favorable items in the current-year period, partially offset by the change in earnings mix.

AMGEN REPORTS FIRST QUARTER 2026 FINANCIAL RESULTS

$Millions, except percentages	GAAP			Non-GAAP
	Q1 ’26	Q1 ’25	YOY Δ	Q1 ’26	Q1 ’25	YOY Δ
Cost of Sales	$2,744	$2,968	(8%)	$1,603	$1,420	13%
% of product sales	33.4%	37.7%	(4.3) pts.	19.5%	18.0%	1.5 pts.
Research & Development	$1,719	$1,486	16%	$1,711	$1,475	16%
% of product sales	20.9%	18.9%	2.0 pts.	20.8%	18.7%	2.1 pts.
Selling, General & Administrative	$1,602	$1,687	(5%)	$1,583	$1,655	(4%)
% of product sales	19.5%	21.4%	(1.9) pts.	19.3%	21.0%	(1.7) pts.
Other	$(113)	$830	*	$—	$—	N/A
Total Operating Expenses	$5,952	$6,971	(15%)	$4,897	$4,550	8%

Operating Margin
Operating income as % of product sales	32.4%	15.0%	17.4 pts.	45.3%	45.7%	(0.4) pts.

Tax Rate	12.7%	12.3%	0.4 pts.	13.6%	14.6%	(1.0) pts.

pts: percentage points
* = Change in excess of 100%
N/A = not applicable
Cash Flow and Balance Sheet
•The Company generated $1.5 billion of free cash flow in the first quarter of 2026 versus $1.0 billion in the first quarter of 2025, driven by business performance and timing of working capital, partially offset by higher capital expenditures.
•The Company declared a first quarter 2026 dividend on December 9, 2025 of $2.52 per share that was paid on March 6, 2026 to all stockholders of record as of February 13, 2026, representing a 6% increase from the same period in 2025.
•During the first quarter of 2026, there were no repurchases of shares of common stock under our stock repurchase program.
•Cash and cash equivalents totaled $12.0 billion and debt outstanding totaled $57.3 billion as of March 31, 2026.

$Billions, except shares	Q1 ’26	Q1 ’25	YOY Δ
Operating Cash Flow	$2.2	$1.4	$0.8
Capital Expenditures	$0.7	$0.4	$0.3
Free Cash Flow	$1.5	$1.0	$0.5
Dividends Paid	$1.4	$1.3	$0.1
Share Repurchases	$0.0	$0.0	$0.0
Average Diluted Shares (millions)	544	541	3

Note: Numbers may not add due to rounding

$Billions	3/31/26	12/31/25	YTD Δ
Cash and Cash Equivalents	$12.0	$9.1	$2.9
Debt Outstanding	$57.3	$54.6	$2.7

Note: Numbers may not add due to rounding

AMGEN REPORTS FIRST QUARTER 2026 FINANCIAL RESULTS

2026 Guidance
For the full year 2026, the Company expects:
•Total revenues in the range of $37.1 billion to $38.5 billion.
•On a GAAP basis, EPS in the range of $15.62 to $17.10, and a tax rate in the range of 14.5% to 16.0%.
•On a non-GAAP basis, EPS in the range of $21.70 to $23.10, and a tax rate in the range of 15.0% to 16.5%.
•Capital expenditures to be approximately $2.6 billion.
•Share repurchases not to exceed $3.0 billion.

First Quarter Product and Pipeline Update
The Company provided the following updates on selected product and pipeline programs:

General Medicine
MariTide (maridebart cafraglutide, AMG 133)
•MariTide is a differentiated antibody-peptide conjugate that activates the glucagon like peptide 1 (GLP-1) receptor and antagonizes the glucose-dependent insulinotropic polypeptide receptor (GIPR) featuring monthly or less frequent dosing.
•MARITIME-1, a Phase 3 study of MariTide for chronic weight management, is ongoing in adults living with obesity or overweight, without Type 2 diabetes (T2D).
•MARITIME-2, a Phase 3 study of MariTide for chronic weight management, is ongoing in adults living with obesity or overweight, with T2D.
•MARITIME-CV, a Phase 3 study of MariTide on cardiovascular (CV) outcomes, is enrolling adults living with established atherosclerotic cardiovascular disease and obesity or overweight.
•MARITIME-HF, a Phase 3 study of MariTide on reduction of heart failure events and cardiovascular risk, is enrolling adults living with heart failure with preserved or mildly reduced ejection fraction and obesity.
•MARITIME-OSA-1, a Phase 3 study of MariTide, is enrolling adults living with obstructive sleep apnea on positive airway pressure therapy and living with obesity or overweight.
•MARITIME-OSA-2, a Phase 3 study of MariTide, is enrolling adults living with obstructive sleep apnea not on positive airway pressure therapy and living with obesity or overweight.
•MARITIME-SWITCH, a Phase 3 study of MariTide, was initiated in adults living with obesity or overweight who will be switching from weekly tirzepatide or weekly semaglutide to MariTide on an every eight-week or quarterly dosing schedule.
•MARITIME-1 EXTENSION, a Phase 3 long-term extension study of MariTide, was initiated to evaluate the maintenance of weight loss with monthly, every eight-week or quarterly dosing in adults living with obesity or overweight without T2D who completed the MARITIME-1 study.
•MARITIME-2 EXTENSION, a Phase 3 long-term extension study of MariTide, was initiated to evaluate the maintenance of weight loss with monthly, every eight-week or quarterly dosing in adults living with obesity or overweight with T2D who completed the MARITIME-2 study.
•Three Phase 3 studies of MariTide in people living with T2D will be initiated in 2026.

AMGEN REPORTS FIRST QUARTER 2026 FINANCIAL RESULTS

•A Phase 2b study of MariTide to assess the effect of MariTide on liver fat reduction and weight loss was initiated and is enrolling adults living with obesity or overweight with elevated liver fat.

AMG 513
•A Phase 1 study of AMG 513 is enrolling adults living with obesity.

Repatha
•In March, results from a new subgroup analysis of the Phase 3 VESALIUS-CV clinical trial were presented at the American College of Cardiology Annual Scientific Session and simultaneously published in the Journal of the American Medical Association. In this subset of 3,655 high-risk patients with diabetes without known significant atherosclerosis, Repatha:
◦demonstrated a 31% relative reduction in the risk of a composite of coronary heart disease death, heart attack or ischemic stroke (3-P MACE).
◦demonstrated a 31% reduction in a broader composite that also included ischemia-driven revascularization (4-P MACE).
◦reduced the risk of heart attack also by 31%.
◦was associated with a nominal 32% decreased risk of cardiovascular death and a 24% decreased risk of all-cause death.
•Further subgroup analysis from VESALIUS-CV in patients who had a prior percutaneous coronary intervention will be presented at the upcoming European Course on Percutaneous Cardiovascular Interventions in May.
•Further subgroup analysis from VESALIUS-CV in patients with high-risk of diabetes with and without known atherosclerosis will be presented at the upcoming American Diabetes Association Scientific Sessions in June.
•EVOLVE-MI, a Phase 4 study of Repatha initiated within 10 days of an acute myocardial infarction to reduce the risk of cardiovascular events, is ongoing.

Olpasiran (AMG 890)
•Olpasiran is a potentially best-in-class small interfering ribonucleic acid (siRNA) molecule that reduces lipoprotein(a) (Lp(a)) synthesis in the liver.
•The OCEAN(a)-Outcomes trial, a Phase 3 secondary prevention CV outcomes study, is ongoing in patients with established atherosclerotic CV disease and elevated Lp(a).
•The OCEAN(a)-PreEvent trial, a Phase 3 primary prevention CV outcomes study, is enrolling patients with elevated Lp(a) at high risk for a first major CV event.
•The OCEAN(a)-Coronary Computed Tomography Angiography (CCTA), a Phase 3 coronary artery plaque study, was initiated and is enrolling patients with atherosclerotic CV disease and elevated Lp(a).

Rare Disease
UPLIZNA
•In February, the European Commission approved UPLIZNA as an add-on to standard therapy for the treatment of generalized myasthenia gravis (gMG) in adult patients who are anti-acetylcholine receptor (AChR) or anti-muscle specific tyrosine kinase (MuSK) antibody positive.

AMGEN REPORTS FIRST QUARTER 2026 FINANCIAL RESULTS

•Phase 3 studies of UPLIZNA in patients with autoimmune hepatitis and in patients with chronic inflammatory demyelinating polyneuropathy will be initiated H2 2026.

TEPEZZA
•In April, the Company announced positive topline results from a Phase 3 trial of TEPEZZA administered by subcutaneous injection via an on-body injector (OBI) in adults with moderate-to-severe active Thyroid Eye Disease (TED). In this study, TEPEZZA OBI:
◦showed comparable efficacy to intravenous (IV) TEPEZZA.
◦achieved the primary endpoint with a 77% proptosis response rate at week 24 compared to 19.6% for placebo (p<0.0001).
◦demonstrated a clinically meaningful mean reduction in proptosis of -3.17 mm at week 24 compared to -0.80 mm for placebo (p<0.0001).
◦showed statistically significant and clinically meaningful improvements across the following additional secondary endpoints: overall responder rate; percentage of patients achieving a Clinical Activity Score (CAS) of 0 or 1; change in diplopia as ordinal response categories; diplopia response rate; complete diplopia responder rate; and mean change from baseline in week 24 in the Graves' Ophthalmopathy Quality of Life (GO-QoL) appearance subscale.
◦demonstrated overall safety results that were generally consistent with the known safety profile of TEPEZZA IV. Mild-to-moderate injection site reactions were observed with subcutaneous administration in some patients, which did not result in treatment interruption or discontinuation. The most common adverse events (≥10%) were muscle spasms, tinnitus, weight decrease, ear discomfort, nausea and diarrhea. Full results from the study will be presented at an upcoming medical congress.
•A separate Phase 3b/4 trial, conducted to fulfill a U.S. Food and Drug Administration (FDA) postmarketing requirement for TEPEZZA IV, has been completed. The primary objective of the study was to evaluate the safety and tolerability of three treatment durations (four, eight and 16 infusions) of TEPEZZA IV given once every 3 weeks in adult TED patients and assess the need for retreatment. The study was descriptive in nature. The observed risk profile was consistent with the known profile of TEPEZZA IV. The postmarketing data will be submitted to regulatory authorities and presented at an upcoming medical congress.

TAVNEOS
•TAVNEOS (avacopan), a product the Company acquired in connection with its acquisition of ChemoCentryx, Inc in 2022, was approved by the FDA in October 2021. TAVNEOS is indicated for the adjunctive treatment of adult patients with severe active anti-neutrophil cytoplasmic autoantibody (ANCA)-associated vasculitis (AAV) in combination with standard therapy including glucocorticoids.
•On April 27, 2026, FDA’s Center for Drug Evaluation and Research (CDER) issued a proposal to withdraw approval of TAVNEOS, asserting that there is new information indicating lack of substantial evidence of effectiveness for the drug and that ChemoCentryx’s application that resulted in FDA approval contained untrue statements of material facts.
•On April 30, 2026, the FDA posted a notice in the Federal Register that proposes to withdraw approval of TAVNEOS and announced an opportunity for ChemoCentryx, as the U.S. marketing authorization holder, to request a hearing on this proposal.

AMGEN REPORTS FIRST QUARTER 2026 FINANCIAL RESULTS

•As such, ChemoCentryx may request a hearing on this proposal, after which the FDA will determine whether there is a genuine and substantial issue of fact that requires a hearing. If a hearing is not granted, the FDA may enter summary judgment and ultimately withdraw approval.
•The Company intends to engage with the FDA, continues to believe that TAVNEOS demonstrates effectiveness and a favorable benefit–risk profile, and intends to follow the appropriate process to support its position. As the FDA's statement reporting its proposal indicates, TAVNEOS will remain on the market during the pendency of this process.
•Hepatotoxicity is a known risk of TAVNEOS treatment for AAV and has been a subject of ongoing dialogue with the FDA. In 2024, the Company provided an analysis of serious post-marketing cases of hepatotoxicity to the FDA. On March 31, 2026, the FDA issued a Drug Safety Communication notifying patients and health care professionals about serious postmarketing cases including fatal cases of drug induced liver injury associated with TAVNEOS.
•The current U.S. label includes a warning about hepatotoxicity and guidance for monitoring patients. The Drug Safety Communication provides additional information about drug-induced liver injury and vanishing bile duct syndrome (VBDS) associated with TAVNEOS.
•Since approval in 2021, cases of VBDS have been reported, largely from Japan and none from the United States. Most patients who had VBDS were aged 65 years and older, and most cases occurred within 90 days of starting TAVNEOS. VBDS has been fatal in some of these patients. The Company remains committed to keeping patient safety, needs, and support at the forefront.
•On April 29, 2026, the Company submitted a Changes Being Effected (CBE-30) supplement to the FDA. The CBE-30 filing amends the hepatotoxicity warning language in the label to provide more information on cases of VBDS that have been observed in the post-marketing setting, including that cases with fatal outcomes have been reported, and modifies language regarding liver panel testing and treatment discontinuation rules.
•A Phase 3, open-label study of TAVNEOS in combination with rituximab or a cyclophosphamide-containing regimen is enrolling patients from 6 years to < 18 years of age with active ANCA-associated vasculitis (Granulomatosis with Polyangiitis (GPA)/Microscopic Polyangiitis (MPA)).

Dazodalibep
•Dazodalibep is a fusion protein that inhibits CD40L.
•Two Phase 3 studies of dazodalibep in Sjögren’s disease are underway. The first study is ongoing in patients with moderate-to-severe systemic disease activity. The second study is ongoing in patients with moderate to high symptom burden with low systemic disease activity. Completion of both studies is expected in H2 2026.

Daxdilimab
•Daxdilimab is a first-in-class plasmacytoid dendritic cell (pDC) depleting monoclonal antibody targeting immunoglobulin-like transcript 7 (ILT7).
•The Company is taking steps to advance daxdilimab to a registrational phase of development.

AMGEN REPORTS FIRST QUARTER 2026 FINANCIAL RESULTS

AMG 329
•AMG 329 is a fully human monoclonal antibody targeting FMS-like tyrosine kinase 3 (FLT3) ligand.
•A Phase 2 study of AMG 329 in patients with Sjögren’s disease met pre-defined criteria for futility and was stopped.
AMG 732
•AMG 732 is an insulin-like growth factor-1 receptor (IGF-1R) targeting monoclonal antibody.
•A Phase 2 study of AMG 732 is enrolling patients with moderate-to-severe active TED.

Inflammation
TEZSPIRE
•Two Phase 3 studies of TEZSPIRE are enrolling adults with moderate to very severe chronic obstructive pulmonary disease (COPD) and a BEC ≥ 150 cells/µl.
•A Phase 3 study of TEZSPIRE is ongoing in patients with eosinophilic esophagitis. Study completion is expected in H2 2026.

Blinatumomab
•Blinatumomab is a bispecific T-cell engager (BiTE®) molecule targeting CD19.
•A Phase 2 study of blinatumomab in autoimmune disease is enrolling adults with refractory rheumatoid arthritis.
•A Phase 2 study of blinatumomab in adults with systemic lupus erythematosus (SLE), with and without nephritis, has stopped enrollment. The Company is determining next steps in this setting.

Inebilizumab
•Inebilizumab is a B-cell depleting monoclonal antibody targeting CD19.
•A Phase 2 study of inebilizumab in autoimmune disease is enrolling adults with SLE with nephritis.

AMG 104 (AZD8630)
•AMG 104 is an inhaled anti-thymic stromal lymphopoietin (TSLP) fragment antigen-binding (Fab) protein.
•A Phase 2 study is ongoing in patients with asthma. Study completion is expected in H1 2026.

Oncology
BLINCYTO / blinatumomab
•Golden Gate, a Phase 3 study of BLINCYTO alternating with low-intensity chemotherapy, is enrolling older adult patients with newly diagnosed CD19-positive Ph-negative B-cell precursor acute lymphoblastic leukemia (B-ALL).
•A potentially registration-enabling Phase 2 study of subcutaneous blinatumomab has paused enrollment of both adults and adolescents with relapsed or refractory CD19-positive Philadelphia chromosome (Ph) negative B-ALL.

AMGEN REPORTS FIRST QUARTER 2026 FINANCIAL RESULTS

•A Phase 1b/2 study of subcutaneous blinatumomab has paused enrollment of pediatric patients with relapsed / refractory and minimal residual disease positive (MRD+) B-ALL.

IMDELLTRA / tarlatamab
•IMDELLTRA is the first and only FDA-approved delta-like ligand 3 (DLL3) targeting BiTE molecule.
•In April, China National Medical Products Administration (NMPA) granted a conditional approval to IMDELLTRA for the treatment of third-line extensive stage small cell lung cancer (SCLC).
•The Company is advancing a comprehensive, global clinical development program across extensive-stage (ES) and limited-stage (LS) SCLC:
◦DeLLphi-303, a Phase 1b study of IMDELLTRA in combination with a programmed cell death protein ligand-1 (PD-L1) inhibitor, carboplatin and etoposide or separately in combination with a PD-L1 inhibitor alone, is ongoing in patients with first-line ES-SCLC.
◦DeLLphi-305, a Phase 3 study of IMDELLTRA and durvalumab is ongoing in first-line ES-SCLC in the maintenance setting.
◦DeLLphi-306, a Phase 3 study of IMDELLTRA following concurrent chemoradiation therapy, has completed enrollment of patients with LS-SCLC.
◦DeLLphi-308, a Phase 1b study evaluating subcutaneous tarlatamab, is enrolling patients with second line or later ES-SCLC.
◦DeLLphi-309, a Phase 2 study evaluating alternative intravenous dosing regimens of IMDELLTRA in second-line ES-SCLC has completed enrollment.
◦DeLLphi-310, a Phase 1b study of IMDELLTRA in combination with YL201, a B7-H3 targeting antibody-drug conjugate, with or without a PD-L1 inhibitor, has paused enrollment of patients with ES-SCLC.
◦DeLLphi-311, a Phase 1b study of IMDELLTRA in combination with etakafusp alfa (AB248), a novel CD8+ T-cell selective interleukin-2 (IL-2), is enrolling patients with second-line or later ES-SCLC.
◦DeLLphi-312, a Phase 3 study of IMDELLTRA in combination with carboplatin, etoposide and durvalumab, is enrolling patients with first-line ES-SCLC.
◦DeLLphi-313, a Phase 1b study of IMDELLTRA in combination with zocilurtatug pelitecan, a DLL-3 targeting antibody drug conjugate, with and without a PD-L1 inhibitor was initiated and is enrolling patients with ES-SCLC.

Xaluritamig (AMG 509)
•Xaluritamig is a first-in-class bispecific T-cell engager targeting six-transmembrane epithelial antigen of prostate 1 (STEAP1).
•XALute, a Phase 3 study of xaluritamig, is enrolling patients with metastatic castration-resistant prostate cancer (mCRPC) who have previously been treated with taxane-based chemotherapy.
•XALience, a Phase 3 study of xaluritamig in combination with abiraterone is enrolling patients with chemotherapy-naïve mCRPC.
•A Phase 1 study of xaluritamig monotherapy and xaluritamig in combination with abiraterone is ongoing in patients with mCRPC who have not yet received taxane-based chemotherapy. This study is also ongoing in patients with mCRPC who have previously

AMGEN REPORTS FIRST QUARTER 2026 FINANCIAL RESULTS

received taxane-based chemotherapy in a fully outpatient treatment setting to further improve administration convenience.
•A Phase 1b study of neoadjuvant xaluritamig therapy prior to radical prostatectomy is enrolling patients with newly diagnosed localized intermediate or high‐risk prostate cancer.
•A Phase 1b study of xaluritamig is ongoing with high-risk biochemically recurrent prostate cancer after definitive therapy.
•A Phase 1b study of xaluritamig in combination with androgen receptor pathway inhibitors is enrolling patients with metastatic hormone-sensitive prostate cancer.
•A Phase 1b study of xaluritamig was initiated in adults with mCRPC to evaluate an additional dosing regimen.
•A Phase 1b study of xaluritamig is enrolling adult, adolescent and pediatric patients with relapsed or refractory Ewing sarcoma.

AMG 193
•AMG 193 is a first-in-class small molecule methylthioadenosine (MTA)-cooperative protein arginine methyltransferase 5 (PRMT5) inhibitor.
•Following a comprehensive review of the oncology portfolio and emerging AMG 193 clinical data, the Company will discontinue further development of AMG 193.
•As such, the following studies will be discontinued:
◦a Phase 2 study of AMG 193 in patients with methylthioadenosine phosphorylase (MTAP)-null previously treated advanced non-small cell lung cancer (NSCLC).
◦a Phase 1/1b/2 study of AMG 193 in patients with advanced MTAP-null solid tumors in the dose-expansion portion of the study.
◦a Phase 1b study of AMG 193 alone or in combination with other therapies in patients with advanced MTAP-null thoracic malignancies.
◦a Phase 1b study of AMG 193 in combination with other therapies in patients with advanced MTAP-null gastrointestinal, biliary tract or pancreatic cancers.

LUMAKRAS/LUMYKRAS
•CodeBreaK 301, a Phase 3 study of LUMAKRAS in combination with Vectibix and FOLFIRI vs. FOLFIRI with or without bevacizumab-awwb, is enrolling patients with first-line KRAS G12C–mutated metastatic colorectal cancer.
•CodeBreaK 202, a Phase 3 study of LUMAKRAS plus platinum doublet chemotherapy vs. pembrolizumab plus chemotherapy, is enrolling patients with first-line KRAS G12C–mutated and PD-L1 negative advanced NSCLC.

Nplate
•PROCLAIM, a Phase 3 study of Nplate for the treatment of chemotherapy-induced thrombocytopenia, is ongoing in patients with NSCLC, ovarian cancer, or breast cancer.

Biosimilars
•A randomized, double-blind comparative clinical study of ABP 206 compared with OPDIVO® (nivolumab) is ongoing in patients with treatment-naïve unresectable or metastatic melanoma.

AMGEN REPORTS FIRST QUARTER 2026 FINANCIAL RESULTS

•A randomized, double-blind pharmacokinetic similarity study of ABP 234 compared with KEYTRUDA® (pembrolizumab) has completed enrollment of patients with early-stage non-squamous NSCLC as adjuvant treatment.
•A randomized, double-blind combined pharmacokinetic/comparative clinical study of ABP 234 compared to KEYTRUDA® is ongoing in patients with advanced or metastatic non-squamous NSCLC.
•A randomized, double-blind, pharmacokinetic similarity/comparative clinical study of ABP 692 compared to OCREVUS® (ocrelizumab) is enrolling patients with relapsing-remitting multiple sclerosis.

TEZSPIRE is being developed in collaboration with AstraZeneca.
AMG 104 is being developed in collaboration with AstraZeneca.
Xaluritamig, formerly AMG 509, is being developed pursuant to a research collaboration with Xencor, Inc.
YL201 is an investigational B7-H3 targeting antibody-drug conjugate being developed by MediLink.
Zocilurtatug pelitecan is an investigational DLL-3 targeting antibody-drug conjugate being developed by Zai Lab Limited.
Etakafusp alfa (AB248) is a novel CD8+ T cell selective interleukin-2 (IL-2) being developed by Asher Biotherapeutics.
OPDIVO is a registered trademark of Bristol-Myers Squibb Company.
KEYTRUDA is a registered trademark of Merck & Co., Inc.
OCREVUS is a registered trademark of Genentech, Inc.

Non-GAAP Financial Measures
In this news release, management has presented its operating results for the first quarters of 2026 and 2025, in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and on a non-GAAP basis. In addition, management has presented its full year 2026 EPS and tax guidance in accordance with GAAP and on a non-GAAP basis. These non-GAAP financial measures are computed by excluding certain items related to acquisitions, restructuring and certain other items from the related GAAP financial measures. Management has presented Free Cash Flow (FCF), which is a non-GAAP financial measure, for the first quarters of 2026 and 2025. FCF is computed by subtracting capital expenditures from operating cash flow, each as determined in accordance with GAAP.
The Company believes that its presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses certain non-GAAP financial measures to enhance an investor’s overall understanding of the financial performance and prospects for the future of the Company’s normal and recurring business activities by facilitating comparisons of results of normal and recurring business operations among current, past and future periods. The Company believes that FCF provides a further measure of the Company’s liquidity.
The Company uses the non-GAAP financial measures set forth in the news release in connection with its own budgeting and financial planning internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. The non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

AMGEN REPORTS FIRST QUARTER 2026 FINANCIAL RESULTS

About Amgen
Amgen discovers, develops, manufactures and delivers innovative medicines to fight some of the world’s toughest diseases. Harnessing the best of biology and technology, Amgen reaches millions of patients with its medicines.
More than 45 years ago, Amgen helped establish the biotechnology industry at its U.S. headquarters in Thousand Oaks, California, and it remains at the cutting edge of innovation, using technology and human genetic data to push beyond what is known today. Amgen is advancing a broad and deep pipeline and portfolio of medicines to treat cancer, heart disease, inflammatory conditions, rare diseases and obesity and obesity-related conditions.

Amgen has been consistently recognized for innovation and workplace culture, including honors from Fast Company and Forbes. Amgen is one of the 30 companies that comprise the Dow Jones Industrial Average®, and it is also part of the Nasdaq-100 Index®, which includes the largest and most innovative non-financial companies listed on the Nasdaq Stock Market based on market capitalization.

For more information, visit Amgen.com and follow Amgen on X, LinkedIn, Instagram, YouTube, Facebook, TikTok and Threads.
Forward-Looking Statements
This news release contains forward-looking statements that are based on the current expectations and beliefs of Amgen. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including any statements on the outcome, benefits and synergies of collaborations, or potential collaborations, with any other company (including BeOne Medicines Ltd.), the performance of Otezla® (apremilast), our acquisitions of ChemoCentryx, Inc., Dark Blue Therapeutics, Ltd. or Horizon Therapeutics plc (including the prospective performance and outlook of Horizon's business, performance and opportunities, and any potential strategic benefits, synergies or opportunities expected as a result of such acquisition), as well as estimates of revenues, operating margins, capital expenditures, cash, other financial metrics, expected legal, arbitration, political, regulatory or clinical results or practices, customer and prescriber patterns or practices, reimbursement activities and outcomes, effects of pandemics or other widespread health problems on our business, outcomes, progress, and other such estimates and results. Forward-looking statements involve significant risks and uncertainties, including those discussed below and more fully described in the Securities and Exchange Commission reports filed by Amgen, including our most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and current reports on Form 8-K. Unless otherwise noted, Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.
No forward-looking statement can be guaranteed and actual results may differ materially from those we project. Our results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments involving current and future products, sales growth of recently launched products, competition from other products including biosimilars, difficulties or delays in manufacturing our products and global economic conditions, including those resulting from geopolitical relations and government actions. In addition, sales of our products are affected by pricing pressure, political and public scrutiny and reimbursement policies imposed by third-party payers, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward

AMGEN REPORTS FIRST QUARTER 2026 FINANCIAL RESULTS

managed care and healthcare cost containment. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products, including our devices, after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. In addition, our business may be impacted by the adoption of new tax legislation or exposure to additional tax liabilities. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors, or we may fail to prevail in present and future intellectual property litigation. We perform a substantial amount of our commercial manufacturing activities at a few key facilities, including in Puerto Rico, and also depend on third parties for a portion of our manufacturing activities, and limits on supply may constrain sales of certain of our current products and product candidate development. An outbreak of disease or similar public health threat, and the public and governmental effort to mitigate against the spread of such disease, could have a significant adverse effect on the supply of materials for our manufacturing activities, the distribution of our products, the commercialization of our product candidates, and our clinical trial operations, and any such events may have a material adverse effect on our product development, product sales, business and results of operations. We rely on collaborations with third parties for the development of some of our product candidates and for the commercialization and sales of some of our commercial products. In addition, we compete with other companies with respect to many of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates or development of new indications for existing products cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate or development of a new indication for an existing product will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Certain of our distributors, customers and payers have substantial purchasing leverage in their dealings with us. The discovery of significant problems with a product similar to one of our products that implicate an entire class of products could have a material adverse effect on sales of the affected products and on our business and results of operations. Our efforts to collaborate with or acquire other companies, products or technology, and to integrate the operations of companies or to support the products or technology we have acquired, may not be successful, and may result in unanticipated costs, delays or failures to realize the benefits of the transactions. A breakdown, cyberattack or information security breach of our information technology systems could compromise the confidentiality, integrity and availability of our systems and our data. Our stock price is volatile and may be affected by a number of events. Our business and operations may be negatively affected by the failure, or perceived failure, of achieving our sustainability objectives. The effects of global climate change and related natural disasters could negatively affect our business and operations. Global economic conditions may magnify certain risks that affect our business. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock. We may not be able to access the capital and credit markets on terms that are favorable to us, or at all.

###

CONTACT: Amgen, Thousand Oaks
Elissa Snook, 609-251-1407 (media)
Casey Capparelli, 805-447-1746 (investors)

AMGEN REPORTS FIRST QUARTER 2026 FINANCIAL RESULTS

Amgen Inc.
Consolidated Statements of Income - GAAP
(In millions, except per-share data)
(Unaudited)

	Three months ended March 31,
	2026	2025
Revenues:
Product sales	$8,218	$7,873
Other revenues	400	276
Total revenues	8,618	8,149

Operating expenses:
Cost of sales	2,744	2,968
Research and development	1,719	1,486
Selling, general and administrative	1,602	1,687
Other	(113)	830
Total operating expenses	5,952	6,971

Operating income	2,666	1,178

Other income (expense):
Interest expense, net	(657)	(723)
Other income, net	75	1,518

Income before income taxes	2,084	1,973

Provision for income taxes	265	243

Net income	$1,819	$1,730

Earnings per share:
Basic	$3.37	$3.22
Diluted	$3.34	$3.20

Weighted-average shares used in calculation of earnings per share:
Basic	540	538
Diluted	544	541

AMGEN REPORTS FIRST QUARTER 2026 FINANCIAL RESULTS

Amgen Inc.
Consolidated Balance Sheets - GAAP
(In millions)

	March 31,	December 31,
	2026	2025
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$12,038	$9,129
Trade receivables, net	9,138	9,570
Inventories	6,186	6,225
Other current assets	4,113	4,133
Total current assets	31,475	29,057

Property, plant and equipment, net	8,216	7,913
Intangible assets, net	21,379	22,276
Goodwill	18,674	18,680
Other noncurrent assets	12,760	12,660
Total assets	$92,504	$90,586

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$19,518	$20,890
Current portion of long-term debt	5,437	4,599
Total current liabilities	24,955	25,489

Long-term debt	51,886	50,005
Long-term deferred tax liabilities	1,344	1,366
Long-term tax liabilities	2,764	2,690
Other noncurrent liabilities	2,365	2,378
Total stockholders’ equity	9,190	8,658
Total liabilities and stockholders’ equity	$92,504	$90,586

Shares outstanding	540	539

AMGEN REPORTS FIRST QUARTER 2026 FINANCIAL RESULTS

Amgen Inc.
GAAP to Non-GAAP Reconciliations
(Dollars in millions)
(Unaudited)

	Three months ended March 31,
	2026	2025
GAAP cost of sales	$2,744	$2,968
Adjustments to cost of sales:
Acquisition-related expenses (a)	(1,141)	(1,548)
Non-GAAP cost of sales	$1,603	$1,420

GAAP cost of sales as a percentage of product sales	33.4%	37.7%
Acquisition-related expenses (a)	(13.9)	(19.7)
Non-GAAP cost of sales as a percentage of product sales	19.5%	18.0%

GAAP research and development expenses	$1,719	$1,486
Adjustments to research and development expenses:
Acquisition-related expenses (b)	(8)	(11)
Non-GAAP research and development expenses	$1,711	$1,475

GAAP research and development expenses as a percentage of product sales	20.9%	18.9%
Acquisition-related expenses (b)	(0.1)	(0.2)
Non-GAAP research and development expenses as a percentage of product sales	20.8%	18.7%

GAAP selling, general and administrative expenses	$1,602	$1,687
Adjustments to selling, general and administrative expenses:
Acquisition-related expenses (c)	(6)	(32)
Certain net charges pursuant to our restructuring and cost-savings initiatives	(13)	—
Total adjustments to selling, general and administrative expenses	(19)	(32)
Non-GAAP selling, general and administrative expenses	$1,583	$1,655

GAAP selling, general and administrative expenses as a percentage of product sales	19.5%	21.4%
Acquisition-related expenses (c)	(0.1)	(0.4)
Certain net charges pursuant to our restructuring and cost-savings initiatives	(0.1)	0.0
Non-GAAP selling, general and administrative expenses as a percentage of product sales	19.3%	21.0%

GAAP operating expenses	$5,952	$6,971
Adjustments to operating expenses:
Adjustments to cost of sales	(1,141)	(1,548)
Adjustments to research and development expenses	(8)	(11)
Adjustments to selling, general and administrative expenses	(19)	(32)
Impairment of intangible assets (d)	—	(800)
Certain net charges pursuant to our restructuring and cost-savings initiatives	(20)	1
Certain other expenses (e)	133	(31)
Total adjustments to operating expenses	(1,055)	(2,421)
Non-GAAP operating expenses	$4,897	$4,550

AMGEN REPORTS FIRST QUARTER 2026 FINANCIAL RESULTS

	Three months ended March 31,
	2026	2025
GAAP operating income	$2,666	$1,178
Adjustments to operating expenses	1,055	2,421
Non-GAAP operating income	$3,721	$3,599

GAAP operating income as a percentage of product sales	32.4%	15.0%
Adjustments to cost of sales	13.9	19.7
Adjustments to research and development expenses	0.1	0.2
Adjustments to selling, general and administrative expenses	0.1	0.4
Impairment of intangible assets (d)	0.0	10.1
Certain net charges pursuant to our restructuring and cost-savings initiatives	0.3	0.0
Certain other expenses (e)	(1.5)	0.3
Non-GAAP operating income as a percentage of product sales	45.3%	45.7%

GAAP other income, net	$75	$1,518
Adjustments to other income, net:
Net losses (gains) from equity investments (f)	102	(1,291)
Non-GAAP other income, net	$177	$227

GAAP income before income taxes	$2,084	$1,973
Adjustments to income before income taxes:
Adjustments to operating expenses	1,055	2,421
Adjustments to other income, net	102	(1,291)
Total adjustments to income before income taxes	1,157	1,130
Non-GAAP income before income taxes	$3,241	$3,103

GAAP provision for income taxes	$265	$243
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (g)	176	217
Other income tax adjustments (h)	1	(6)
Total adjustments to provision for income taxes	177	211
Non-GAAP provision for income taxes	$442	$454

GAAP tax as a percentage of income before taxes	12.7%	12.3%
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (g)	0.9	2.5
Other income tax adjustments (h)	0.0	(0.2)
Total adjustments to provision for income taxes	0.9	2.3
Non-GAAP tax as a percentage of income before taxes	13.6%	14.6%

GAAP net income	$1,819	$1,730
Adjustments to net income:
Adjustments to income before income taxes, net of the income tax effect	981	913
Other income tax adjustments (h)	(1)	6
Total adjustments to net income	980	919
Non-GAAP net income	$2,799	$2,649

Note: Numbers may not add due to rounding

AMGEN REPORTS FIRST QUARTER 2026 FINANCIAL RESULTS

Amgen Inc.
GAAP to Non-GAAP Reconciliations
(In millions, except per-share data)
(Unaudited)

The following table presents the computations for GAAP and non-GAAP diluted earnings per share:

	Three months ended March 31, 2026		Three months ended March 31, 2025
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income	$1,819	$2,799	$1,730	$2,649

Shares (Denominator):
Weighted-average shares for diluted EPS	544	544	541	541

Diluted EPS	$3.34	$5.15	$3.20	$4.90

(a)	The adjustments related primarily to noncash amortization of intangible assets and fair value step-up of inventory acquired from business combinations.

(b)	For the three months ended March 31, 2026 and 2025, the adjustments related primarily to noncash amortization of intangible assets acquired from business combinations.

(c)	For the three months ended March 31, 2026 and 2025, the adjustments related primarily to acquisition-related costs related to our Horizon acquisition.

(d)	For the three months ended March 31, 2025, the adjustment related to an intangible asset impairment charge for Otezla®.

(e)	For the three months ended March 31, 2026, the adjustment included litigation settlements.

(f)	For the three months ended March 31, 2026 and 2025, the adjustments related primarily to our BeOne Medicines Ltd. equity fair value adjustment.

(g)	The tax effect of the adjustments between our GAAP and non-GAAP results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, the tax impact of adjustments, including the amortization and impairments of intangible assets and acquired inventory, gains and losses on our investments in equity securities and expenses related to restructuring and cost-savings initiatives, depends on whether the amounts are deductible in the respective tax jurisdictions and the applicable tax rate(s) in those jurisdictions. Due to these factors, the effective tax rate for the adjustments to our GAAP income before income taxes for the three months ended March 31, 2026, was 15.2% compared to 19.2% for the corresponding period of the prior year.

(h)	The adjustments related to certain acquisition-related, prior-period and other items excluded from GAAP earnings.

AMGEN REPORTS FIRST QUARTER 2026 FINANCIAL RESULTS

Amgen Inc.
Reconciliations of Cash Flows
(In millions)
(Unaudited)

	Three months ended March 31,
	2026	2025
Net cash provided by operating activities	$2,189	$1,391
Net cash used in investing activities	(716)	(447)
Net cash provided by (used in) financing activities	1,436	(4,107)
Increase (decrease) in cash and cash equivalents	2,909	(3,163)
Cash and cash equivalents at beginning of period	9,129	11,973
Cash and cash equivalents at end of period	$12,038	$8,810

	Three months ended March 31,
	2026	2025
Net cash provided by operating activities	$2,189	$1,391
Capital expenditures	(712)	(411)
Free cash flow	$1,477	$980

AMGEN REPORTS FIRST QUARTER 2026 FINANCIAL RESULTS

Amgen Inc.
Reconciliation of GAAP EPS Guidance to Non-GAAP
EPS Guidance for the Year Ending December 31, 2026
(Unaudited)

GAAP diluted EPS guidance	$15.62	—	$17.10
Known adjustments to arrive at non-GAAP*:
Acquisition-related expenses (a)	6.02	—	6.10
Net losses from equity investments		0.15
Other		(0.17)
Non-GAAP diluted EPS guidance	$21.70	—	$23.10

* The known adjustments are presented net of their related tax impact, which amount to approximately $1.09 per share.

(a) The adjustment primarily includes noncash amortization of intangible assets and fair value step-up of inventory acquired in business combinations.

Our GAAP diluted EPS guidance does not include the effect of GAAP adjustments triggered by events that may occur subsequent to this press release such as acquisitions, asset impairments, litigation, changes in fair value of our contingent consideration obligations and changes in fair value of our equity investments.

Reconciliation of GAAP Tax Rate Guidance to Non-GAAP
Tax Rate Guidance for the Year Ending December 31, 2026
(Unaudited)

GAAP tax rate guidance	14.5%	—	16.0%
Tax rate of known adjustments discussed above		0.5%
Non-GAAP tax rate guidance	15.0%	—	16.5%